CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                      WALLACE INTERNATIONAL de P.R., INC.

            Wallace International de P.R., Inc. (the "Corporation") , a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "GCL"), DOES HEREBY CERTIFY as follows:

            FIRST: The sole director of the Corporation, by written consent dated December 27, 1989 (and thereafter amended nunc pro tunc as of that date) , adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

            RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing Article 4 thereof so that, as amended, said Article shall be and read as follows:

                  "4A. The amount of the authorized capital stock of the
            Corporation shall be One Hundred Fifty Thousand Dollars ($150,000.00), which shall be divided into two (2) classes of stock, as follows:

                  (a) One Hundred Thirty Five Thousand (135,000) shares of Common Stock having a par value of One Dollar ($1.00) per share, and
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                  which shall possess exclusively all voting power for election of directors and other purposes.

                  (b) Fifteen Thousand (15,000) shares of Special Class A Stock, which shall be nonvoting stock, having a par value of One Dollar ($1.00) per share.

                  4B. Special Class A Stock shall not be transferrable except to the Corporation. Special Class A Stock may be repurchased or redeemed, in whole or in part, by the Corporation at any time after issuance thereof at the option of the Corporation upon payment of the par value to the holder thereof. The deposit of such amount to the credit of a registered holder in any bank in Puerto Rico shall have the effect of making valueless and void any certificate representing any shares outstanding against which such deposit shall have been made. In case of liquidation, the holders of Special Class A shares shall be entitled to participate proportionately with the holders of the Common shares of capital stock in the distribution of the net assets of the Corporation, but in no case to receive any amount
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            greater than the par value of the Special Class A shares.

                  4C. Dividends on Special Class A Stock, if any, shall be
            determined by the Board of Directors, in its sole discretion, and such dividends shall be payable when and as declared by the Board of Directors. Dividends upon Special Class A shares shall not be cumulative. Dividends upon the Common Stock of the Corporation may be declared by the Board of Directors and paid, without any dividends on Special Class A shares being declared and paid, and dividends upon the Special Class A Stock of the Corporation may be declared by the Board of Directors and paid, without any dividends on the Common shares being declared and paid.

                  4D. Subject to Section 4E, the Certificate of Incorporation
            may be amended at any time without the consent of the holders of Special Class A Stock, and without the holders of Special Class A Stock voting thereon, except as may otherwise be required by Section 242(b)(2) of the Delaware General Corporation Law or other applicable law.
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                  4E. The number of authorized shares of Special Class A Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock of the Corporation."

            SECOND: That the sole stockholder of the Corporation has given written consent to said amendment as of December 27, 1989 in accordance with the provisions of Section 228 of the GCL.

            THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the GCL.

            IN WITNESS WHEREOF, we have signed this Certificate as of April 16, 1992


                                        /s/ E. M. Randolph
                                        ---------------------------------------
                                        E. Merle Randolph
                                        Vice President

ATTEST:


/s/ Faye A. Florence
---------------------
Faye A. Florence
Secretary